Exhibit 24

Information Regarding Joint Filers

Designated Filer of Form 3/A: Perceptive Advisors LLC

Date of Earliest Transaction Required to be Reported: July 25, 2014

Issuer Name and Ticker Symbol: VBI Vaccines Inc. (VBIV)

Names:	Perceptive Life Sciences Master Fund Ltd. and Joseph Edelman

Address:	Perceptive Advisors LLC
499 Park Avenue, 25th Floor
New York, NY 10022

Signatures:

The undersigned, Perceptive Life Sciences Master Fund Ltd. and Joseph Edelman are jointly filing the attached Statement of Beneficial Ownership of Securities on Form 3/A with Perceptive Advisors LLC with respect to the beneficial ownership of securities of VBI Vaccines Inc.

PERCEPTIVE LIFE SCIENCE MASTER FUND LTD.

By: Perceptive Advisors LLC, its investment manager

By: /s/ Joseph Edelman

Joseph Edelman, managing member

JOSEPH EDELMAN

By: /s/ Joseph Edelman

Joseph Edelman